Exhibit 23.1
                                                                   ------------

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in each Prospectus constituting part of each Post-Effective Amendment No. 1 on Form S-3 to Form S-16 Registration Statement (Registration Nos. 2-62247 and 2-65638) and in each Prospectus constituting part of each Form S-3 Registration Statement or Post-Effective Amendment (Registration Nos. 33-3027, 33-16674, 33-19035 and 33-40196) and in each Form S-8 Registration Statement or Post-Effective Amendment (Registration Nos. 33-21506, 33-40199, 33-37548, 33-28064, 33-15639,
33-61986 and 33-51121) of Ball Corporation of our report dated January 23, 1995 appearing on page 17 of the 1994 Annual Report to Shareholders which is incorporated by reference in this Annual Report on Form 10-K.



/s/ PRICE WATERHOUSE LLP

Indianapolis, Indiana

March 29, 1995